Text marked by [ * * *] has been omitted pursuant to a Request for Confidential Treatment and was filed separately with the Securities and Exchange Commission.

AGREEMENT

This Agreement, effective on December 1, 2006, is entered into by and between Pro Elite, Inc. (“Company”), 12100 Wilshire Blvd., Suite 800, Los Angeles, CA 90025, and MMA Entertainment Inc. (“Lender”) for the services of Frank Shamrock Juarez (“Shamrock”), in connection with Shamrock’s Personal Services of Shamrock (“Personal Services” shall mean and be understood as services that are unrelated to Shamrock’s performance as an unarmed combatant) for Company in connection with Company’s businesses, including without limitation, Company’s web initiative presently entitled “EliteXC.com” (“Website”). A separate agreement, Unarmed Combatant Promotional Agreement, has been entered into by and between Pro Elite Inc. and Frank Shamrock relating to his performance as an unarmed combatant to Pro Elite Inc. in Pro Elite Inc. promoted bouts and events.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. TERM: Company engages Lender to furnish Shamrock’s services for Company as set forth herein, for the period commencing on December 1, 2006 and continuing thereafter for a period of three (3) years (the “Term”).

2. STOCK PAYMENT: Within thirty (30) days of Lender’s and Shamrock’s execution and delivery to Company of this Agreement, Company shall issue to Lender * * * shares of the Company's common stock (the “Shares”).  Shamrock acknowledges that (a) the Shares have not been registered by Pro Elite under the Securities Act of 1933, as amended (the “Securities Act”), or with any governmental, regulatory or administrative body, agency or authority, any court of judicial authority, any arbitrator or any public, private or industry regulatory authority, and are being issued pursuant to an exemption from the registration requirements of the Securities Act pursuant to promulgated thereunder Section 4(2) and Regulation D and (b) the certificates evidencing the Shares will bear a restricted legend. The Shares are subject to a Lock-Up Agreement by and among Real Sport, Inc., certain Company shareholders, and the Company, dated as of October 3, 2006. The Shares will vest in equal installments over the Term, however, Lender is restricted from selling any shares for the first two (2) years of the Term (“Lock Up Period”). After the expiration of the Lock Up Period, the shares are subject to forfeiture as set forth herein. In the event of a termination of this Agreement prior to the expiration of the Term, Lender will return to Company a pro-rata portion of the shares based upon the percentage of the Term remaining as of the date of such termination.

3. SERVICES: During the Term herein, Lender shall furnish Shamrock’s Personal Services to and on behalf of the Company or, as directed by the Company, in connection with Company’s mixed martial arts events and related activities, in accordance with the following:

(a) Spokesman: Shamrock will perform duties as the Company’s spokesman, which duties shall include, but not be limited to, blogs on the Website, live chats on the Website, on-camera interviews pre and post MMA events, on-camera services for barker shows, appearances at press conferences, media interviews, sports conferences and expos, face to dojos and the “Ladder System”.

(b) Web Page: Company will build and Shamrock will maintain and update on the Website: (i) a web page relating to Shamrock and his services for Company, and (ii) a dojo site.

(c) Reality Series: Shamrock will participate in one or more reality-based television series. The parties will negotiate in good faith an episodic fee for such participation, consistent with the budget of the applicable series.

(d) Consultant: Shamrock will be reasonably available to consult with Company regarding all aspects of Company’s business.

(e) On-Camera Announcer: Company agrees to use good faith efforts to secure Shamrock a position as an announcer for MMA events for broadcast on Showtime Networks (“Showtime”); provided however, Company’s failure to secure such a position for Shamrock shall not constitute a breach of this Agreement by Company.

4. COMPENSATION: Provided that Lender and Shamrock fully render and complete all required Personal Services and that neither Lender nor Shamrock is in material breach or default hereof, Company shall pay Lender as follows:

(a) Fixed Compensation: Should Shamrock not earn at least one (1) Fight Purse during each year pursuant to the terms and conditions of the Unarmed Combatant Promotional Agreement, then Shamrock shall be compensated in the amount of * * * each year for performing the Personal Services set forth herein. Such monies shall be paid on a quarterly basis (at the end of each quarter, March 31, June 30, September 30, and December 31) and shall be paid only if Shamrock has performed in accordance herewith and is not in breach. If, however, Shamrock does earn at least one (1) Fight Purse during each year of this Agreement, no matter when such money is earned during said year, then any and all monies paid pursuant to this Agreement (quarterly payments) shall be offset by Pro Elite against his Fight Purse as compensation previously earned by Shamrock.

(b) Contingent Compensation: In addition, for each Fight which is broadcast on Showtime Pay-Per View, Company shall pay Lender per Pay-Per-View buy as follows:

(i)	200,001 - 300,000 buys: An amount equal to * * * per buy;

(ii)	300,001 - 400,000 buys: An amount equal to * * * per buy; and

(iii)	400,001 - uncap: An amount equal to $* * * per buy. Anything above 400,001 buys.
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For the purposes hereof, a Pay-Per-View buy shall be defined as customarily understood in the Pay-Per-View industry. Frank wants to negotiate the PPV’s. Addendum attached.

5. RESULTS AND PROCEEDS: All of the results and proceeds of Shamrock’s Personal Services hereunder (the “Results and Proceeds”) shall be deemed a work-made-for-hire specially ordered or commissioned by Company. Company shall exclusively own all now known or hereafter existing rights of every kind throughout the uni-verse, in perpetuity, pertaining to such Results and Proceeds and all elements therein, for all uses, forms and media now known or hereafter devised (which rights shall include, without limitation, all copyrights [and renewals and extensions thereof], motion picture, television, se-quel, remake, ancillary and allied rights therein), and the foregoing is inclusive of a full assignment to Company thereof. If, for any reason, the Results and Proceeds are deemed not to be a work-made-for-hire, Lender and Shamrock hereby assigns to Company all right, title and interest in and to the Results and Proceeds, in perpetuity, throughout the universe, in any and all media now known or hereafter devised. Shamrock hereby waives the benefit of any provision of law known as “droit moral” or moral rights of authors or any similar or analogous law or decision in any country of the world.

6. NAME AND LIKENESS/MERCHANDISING: Shamrock hereby grants to Company (and its licensees) the irrevocable and unlimited right to use Shamrock’s name, voice, photograph, likeness and biography in connection with advertising, promoting, publicizing and exploiting Company, the Website, Company’s sponsors and Company’s businesses, or any part thereof (including without limitation in connection with publications, publishing, merchandising and commercial tie-ins), in any and all media now known or hereafter devised, in perpetuity throughout the universe and Shamrock expressly waives any right to approve such use(s) and no additional compensation shall be due Shamrock for such use(s). In the event Company utilizes Shamrock’s name, voice or likeness in connection with any item(s) of merchandising or publishing for commercial purposes (other than in a listing of Company employee and/or executive names or related or similar use), Company shall pay to Lender in connection with each item of merchandising in which such use is made, an amount equal to * * * of one hundred percent (100%) [reducible, on a dollar-for-dollar basis, by the amounts paid as merchandising royalty to any individual(s) whose names and/or likenesses are used in the particular merchandising item, to a floor of * * * of one hundred percent (100%)], of the gross monies actually derived by Company therefrom after deducting a distribution fee of fifty percent (50%) thereof and a sum equal to all of Company’s actual out-of-pocket expenses in connection therewith. For the sake of clarification, the following items shall not be deemed merchandising and therefore Lender and Shamrock shall not be entitled to a royalty with respect to the use of his name, voice and/or likeness in connection therewith: souvenier items such as cups, mugs, hats, clothing items (t-shirts, sweatshirts, jerseys, jackets), buttons, fight programs, promotional material, “free” posters and advertisements. If Company creates, conceives or provides for Shamrock any musical or theatrical elements that Shamrock uses for his appearances, which are different from prior Shamrock appearances and unrelated to company, then such musical and theatrical elements are and will be owned solely and exclusively by Company.

7. PERSONAL WEB PAGE: During the Term, Shamrock will create and maintain a prominent link from his personal website, www.frankshamrock.com, to his web page on the Website so that visitors to Shamrock’s site can link to the Website. Shamrock will consult with Company regarding the placement of the link on his personal website. If Shamrock should sell, transfer, or assign the rights for ownership of his website, then Shamrock will use his best efforts to insure that this provision is adhere to. See Paragraph 26 of the Promotional Agreement.

8. EXPENSES: During the Term, Company agrees to reimburse Lender and Shamrock for necessary and customary out-of-pocket business expenses actually incurred by Lender or Shamrock in connection with the rendition of Shamrock’s services hereunder. Such expenses shall only be reimbursed upon submission of an invoice to Company, together with copies of original receipts. No expenses will be reimbursed unless they are pre-approved in writing by either Gary Shaw or by an authorized Company representative.

9. EXCLUSIVITY: During the Term, Lender shall cause Shamrock to be exclusive to Company in MMA as a fighter and a spokesman. In addition, Shamrock shall have the right to continue to operate Shamrock owned MMA gyms and Shamrock martial arts training during the Term and such operations shall not constitute a breach of this Agreement. Upon expiration of Showtime’s exclusivity with respect to the distribution rights in and to the Fights pursuant to the Agreement dated November 8, 2006 between Company and Showtime, Shamrock shall have the right to use footage from the bouts for which Shamrock was personally a participant in as an unarmed combatant for his personal home video products and to distribute same by all means of home video including, without limitation, DVD exploitation, throughout the universe in perpetuity, except Shamrock cannot use such content or provide such content to a competing organization or promoter for the purpose for advertising, promoting, and marketing, or any other purposes relating to competing organization or promoter. Such rights shall only accrue upon written request by Shamrock to Company for the rights and Company’s approval on the final product produced by Shamrock to ensure that such usage is consistent with the terms herein. The rights granted by company pursant to the provisions of this Paragraph 9 shall only accrue if Shamrock performs in accordance with the terms of the agreement and it is not terminated prior to the term.

10. PUBLICITY: Company shall have the sole right to issue and authorize publicity concerning the Website, the Fights and Shamrock’s services hereunder. Except for incidental and non-derogatory mentions in personal publicity, neither Shamrock, nor Shamrock’s representative(s) shall issue any publicity, in any form, with respect to this Agreement, the Website, the Fights, the services to be rendered and other matters referred to herein, without Company’s prior written consent.

11. OBLIGATION TO PROCEED: So long as Shamrock is providing the Personal Services to the full and complete satisfaction of Company, as expected by company and represented by Shamrock, and is not in breach of this Agreement, then Company shall utilize Shamrock’s Personal Services or to make any use whatsoever of the Results and Proceeds. If, however, Shamrock fails to provide the Personal Services to the full and complete satisfaction of Company, as expected by company and represented by Shamrock, or is in breach of this Agreement, Company shall have the absolute right to elect not to use Shamrock’s Personal Services pursuant to this paragraph by thirty (30) days written notice to Lender and Shamrock, and in such event, Lender shall retain those shares that have vested pursuant to Paragraph 2 above as of the date of election and Company shall be released and discharged from all obligations to Lender and Shamrock and Lender shall be released and discharged from the exclusivity provisions of Paragraph 9 above. Nothing hereunder shall limit Company’s rights or remedies in the event of an uncured material breach of this Agreement by Lender and Shamrock. Company shall have no liability for any other claim or claims of any nature, including, without limiting the generality of the foregoing, consequential or special damages as a result of Company’s exercise of its rights pursuant to this paragraph. Lender and Shamrock shall have 30 days upon written notice from Company to cure any failure or breach of this agreement.

12. FEDERAL COMMUNICATIONS ACT: Lender and Shamrock acknowledge that Lender and Shamrock are aware of Section 508 of the Federal Communications Act making it a criminal offense for any person, in connection with the production or preparation of any television program, to accept or pay any money, services or other valuable consideration for the inclusion of any “plug”, reference, product identification or other matter as a part of such program unless such acceptance or payment is disclosed in the manner required by law. Lender and Shamrock further understand that it is the policy of Company not to permit the acceptance or payment of such consideration and that any such acceptance or payment will be cause for immediate termination of this Agreement. Without limiting the foregoing, Lender and Shamrock expressly agree that Lender and Shamrock will not accept or pay or agree to accept or pay, any such consideration.

13. FORCE MAJEURE: In the event of (a) the occurrence of an event of force majeure including, but not limited to, war, acts of terrorism, strikes, work stoppage or other labor dispute, acts of God or other force majeure causes beyond Company’s reasonable control, or (b) the preparation, commencement, production or completion of the Website and/or the Fights is otherwise hampered, interrupted or prevented, Company shall have the right to suspend and/or terminate this Agreement, and extend this Agreement by a period of time equal to the length of any such suspension.

14. TERMINATION: If this Agreement is terminated by Company due to (i) an event of force majeure (as set forth above) (ii) for cause, or (iii) for a material breach by Lender and/or Shamrock, Lender shall retain those shares that have vested pursuant to Paragraph 2 above as of the date of termination, and Company shall have no further obligation to Lender and/or Shamrock hereunder.

15. REPRESENTATIONS AND WARRANTIES: Lender and Shamrock represent and warrant that: (a) Lender and Shamrock have full power and authority to enter into and to fulfill the terms of this Agreement and to grant the rights herein granted; (b) Lender and Shamrock have not entered, and will not enter, into any agreements or activities that will or might interfere or conflict with the terms hereof; and (c) all material and services rendered and/or submitted by Shamrock will be wholly original with Shamrock and will not infringe or violate the rights of any third party (including rights of privacy), and will not be defamatory. Lender hereby represents and warrants that it is a corporation organized and existing under and by virtue of the laws of the State of California, that Lender has entered into a written contract with Shamrock which is now in full force and effect and pursuant to which Lender has the full right and authority to lend to Company the services of Shamrock upon the terms and conditions herein specified.

16. MORAL CLAUSE: Shamrock and Shamrock’s Representatives shall maintain a high standard of sportsmanship and conduct themselves in a professional and sportsman like manner prior to, during, and following each Bout or each Company event which they are present. Shamrock and Shamrock’s Representatives shall conduct themselves in manner considered to be within commonly accepted standards of decent behavior and will not conduct themselves in a manner violative of commonly accepted social standards, or in manner that is considered lewd, rude, or reprehensible. Shamrock and Shamrock’s Representatives shall not commit any act or become involved in any situation or occurrence that is illegal of violative of any local penal code. Shamrock and Shamrock’s Representatives shall not make any statement which will reflect negatively upon Shamrock and Shamrock’s Representatives or subjects them to scandal, ridicule, or disdain and to impugn Shamrock or Shamrock's Representatives, and shall not make any statement which will reflect negatively upon Company or its business affiliates or subjects them to scandal, ridicule, or disdain, or impugns Company or its business affiliates or any of their respective officers, managers, members, employees, or agents. Fighter and Fighter’s Representatives shall not act in a manner as to be so offensive as to shock or offend the public or any organized group therein, or reflect unfavorably upon Company or any of Company’s business affiliates. In matters involving the development of the creative elements of Shamrock’s persona and identity, Company agrees to allow Shamrock to participate with Company in the development of such creative elements, and Company and Shamrock shall come to a mutual agreement as to the development of such creative elements relating to Shamrock’s persona and identity.

Shamrock and Shamrock’s Representatives shall not allow, sanction, authorize, accept, or be involved with any advertising material or publicity materials that contain language, content, or material which is considered to be obscene, libelous, slanderous or defamatory, or will not violate or infringe upon, or give rise to any adverse claim with respect to, any common-law right or any other legal cognizable rights including, but not limited to, trademark, service mark, copyright (literary, dramatic, music or motion picture right), right of privacy or publicity, or contract rights.

17. INDEMNIFICATION: Lender and Shamrock hereby agree to indemnify and hold Company and its respective employees, officers, directors, shareholders, partners, agents, licensees and assigns, harmless from and against any liability, claim, cost, damage, or expense (including reasonable outside attorneys’ fees) arising out of or in connection with a breach by Lender and/or Shamrock of any representations, warranties or agreements contained in this Agreement and/or any claims brought by The World Fighter, LLC, International Fight League (IFL) and/or Strike Force and their respective parents, subsidiaries and affiliates. Company hereby agrees to defend, indemnify and hold Lender and Shamrock harmless against any and all liability, damages, costs and expenses (including reasonable attorneys' fees), in connection with any third party claim or action (other than those arising out of a breach of any of Lender’s and/or Shamrock’s representations, warranties or agreements hereunder or out of any negligence or misconduct by Shamrock) arising out of or related to a breach by Company of this Agreement.

18. INJUNCTIVE RELIEF: It is expressly understood and agreed that Lender’s and Shamrock’s rights and remedies against Company shall be limited to the right, if any, to recover actual money damages in an action at law, and Lender and Shamrock shall not be entitled to terminate or rescind this Agreement or any of the rights granted hereunder to Company, or to enjoin or restrain the development, production, distribution, advertising or other exploitation of the Website, the Fights and/or Company’s merchandising and/or programs and/or any rights therein.

19. SEVERABILITY: Any provision of this Agreement which is invalid, illegal, or unenforceable in any jurisdiction shall, solely as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

20. ASSIGNMENT: This Agreement, at the election of Company, shall inure to the benefit of Company’s administrators, successors, assigns, licensees, grantees, and associated, affiliated and subsidiary companies, and Lender and Shamrock agree that Company and any subsequent assignee may freely assign this Agreement and grant its rights hereunder, in whole or in part, to any party. Lender and Shamrock shall not have the right to assign any of Lender’s and Shamrock’s obligations hereunder.

21. ADDITIONAL DOCUMENTS: Lender and Shamrock agree to execute and deliver all such additional documents and instruments as Company may request to effectuate the terms and intentions of this Agreement. In the event that Lender and Shamrock fail or are unable to execute any such documents and/or instruments within five (5) days of Company’s request therefore, Lender and Shamrock hereby irrevocably appoint Company as Lender’s and Shamrock’s attorney-in-fact for such purpose in Lender’s and Shamrock’s name and on Lender’s and Shamrock’s behalf, which power the parties acknowledge is a specific power coupled with an interest and is therefore irrevocable.

22. NOTICES: Notices hereunder shall be in writing and shall be given by personal delivery, facsimile or by mailing to the appropriate party at the addresses first written in the Agreement, and the date of such personal delivery or facsimile, or the date three (3) days after the date of such mailing shall be the date of the giving of such notice. A copy of all notices to Company shall be sent to Kleinberg Lopez Lange Cuddy Edel & Klein, LLP, 2049 Century Park East, Suite 3180, Los Angeles, California 90067, Attention: Scott Edel, Esq.

23. CONFLICTS: If any provision of this Agreement conflicts with any provision of law, the latter shall prevail. However, such conflicting provisions shall be restricted only to the extent necessary to meet the applicable minimum requirements, and they shall not affect any other provision hereof or the validity or enforceability of this Agreement.

24. RIGHT TO WITHHOLD: Company may deduct and withhold from any sums payable to Lender hereunder any amounts required to be deducted and withheld by Company pursuant to any present or future law, ordinance or regulation of the U.S., or of any state (or subdivision of any state) thereof, or of any other country, including, without limitation, any country wherein Shamrock renders services hereunder.

25. PRIOR CONTENT AND FOOTAGE: Lender and Shamrock shall obtain and shall cooperate and assist Company in obtaining and arranging for Company to have the “non-exclusive” right to use video or audio clip recordings of any prior bout content of Shamrock, such as, any non- Company bout which Shamrock was a participant and to the extent that Lender and Shamrock have or can obtain such rights thereto for Company’s usage for the purpose of publicizing, Company, Shamrock and/or the Company Bout or events. Such rights should be without encumbrances or restrictions on usage by Company. All prior content provided to Company by Lender and Shamrock that Shamrock created shall be provided as a non-fee license to use by Company. Credit MMAE

26. BUSINESS AND CREATIVE CONTROL: Company and Shamrock shall reasonably work together and in good faith relating to all matters with respect to Shamrock’s services hereunder, including, but not limited to, creative, financial, budgetary, facilities and personnel matters. Lender and Shamrock acknowledge and agree that Lender and Shamrock have no authority to enter into any oral or written agreements or commitments on behalf of Company without Company’s prior written approval. Prior to entering into this Agreement, Lender and Shamrock engaged in various business opportunities, which are set forth in Exhibit A and B attached hereto. Lender and Shamrock hereby agree that Company shall have the exclusive first right to negotiate for these opportunities and any other future opportunities of Lender and Shamrock. If Company waives its right to any single opportunity that shall not be understood as a waiver to any other opportunity and Company shall continue to have such rights of first negotiation with Lender and Shamrock.

27. CONFIDENTIALITY: Notwithstanding anything to the contrary set forth herein, Lender and Shamrock acknowledge and agree that the Confidentiality Agreement dated as of November 27, 2006 (“Confidentiality Agreement”) between Company and Shamrock shall remain in full force and effect and shall be extended to apply to all matters relating to the Website and the Fights.

28. CONDITIONS PRECEDENT: Company’s obligations hereunder are expressly conditioned upon (i) Lender’s and Shamrock’s execution and delivery to Company of this Agreement; and (ii) Shamrock providing Company with all documents which may be required by any government agency or otherwise for Shamrock to render services hereunder, including without limitation, an INS form I-9 (Employment Eligibility Verification Form) completed to Company’s satisfaction, and original documents establishing Shamrock’s employment eligibility.

29. MISCELLANEOUS: This Agreement constitutes the entire agreement between the parties with regard to Shamrock’s Personal Services to and for the Company as set forth herein, and supersedes all prior agreements written or oral regarding such Personal Services. This Agreement shall be construed under the laws of the State of California with respect to contracts which are fully performed in said state. This Agreement is binding upon and shall inure to the benefit of the respective successors and assigns of the parties hereto. If any provision of this Agreement shall be found invalid or unenforceable, then such provision shall not in-validate or in any way affect the enforceability of the remainder of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

PRO ELITE, INC.

By: ______________________________
Its: ______________________________
An authorized signatory

By: /s/ Frank Shamrock
Its: CEO

INDUCEMENT LETTER

As of December 1, 2006

Pro Elite, Inc.
12100 Wilshire Boulevard
Suite 800
Los Angeles, California 90025

Ladies and Gentlemen:

As an inducement to you to enter into the Agreement signed concurrently herewith (the “Agreement”) between ___________________, a California corporation, Federal I.D. #______________ (“Lender”), and you (“Company”) with respect to my services for Company during the Term of the Agreement, I represent, warrant and agree as follows:

1. Lender is now, and will be at all times during the Term of the Agreement and at all other times when my services may be rendered or required thereunder, authorized to furnish my services to you as therein provided; and if for any reason my employment contract with Lender should expire or be terminated before the completion of my services under the Agreement, I will keep and perform all of the terms and conditions thereof, as though I were a party to the Agreement and had executed it in place of Lender;

2. That I will keep and perform all of the terms and conditions of the Agreement and will perform my services for you during the term thereof, and at all other times when my services may be rendered or required thereunder, the capacities therein specified, conscientiously and to the best of my ability;

3. That you shall be entitled to apply for equitable relief by injunction or otherwise relief to prevent a breach of the Agreement or of my agreements hereunder;

4. That I will look solely to Lender for all compensation for my services under the Agreement and you shall have no obligation to compensate me for any services to be performed by me or for any rights granted to you thereunder;

5. That I hereby confirm and join in the grant to you of all rights under the Agreement, including, but not limited to, all rights granted in and to the results and proceeds of my services and the right to use my name and likeness as set forth therein, whether or not my employment by Lender should expire or be terminated;

6. That all notices served on Lender in accordance with the provisions of the Agreement shall be deemed to be notices to me of the contents hereof; and

7. That I shall indemnify and hold you harmless from and against all liabilities, penalties, losses or expenses, including reasonable outside attorneys' fees imposed upon, sustained or incurred by you by reason of your failure to deduct or withhold from the compensation payable to Lender under the Agreement any amounts required to be deducted or withheld by you under the provisions of any now or hereafter existing law, regulation or collective bargaining agreement.

8. For purposes of any and all Workers' Compensation statutes, laws, or regulations (“Workers' Compensation”), I acknowledge that an employment relationship exists between Company and me, Company being my special employer under the Agreement. Accordingly, I acknowledge that in the event of my injury, illness, disability, or death falling within the purview of Workers' Compensation, my right and remedies (and those of my heirs, executors, administrators, successors, and assigns) against Company or Company’s affiliated companies and their respective officers, agents, and employees (including, without limitation, any other special employee and any corporation or other entity furnishing to Company or an affiliate company the services of any such other special employee) shall be governed by and limited to those provided by Workers' Compensation.

Very truly yours, /s/ Frank Juarez Shamrock FRANK JUAREZ SHAMROCK

ADDENDUM

On any proposed pay per view event (“PPV Event”) in which Shamrock is the main event, Shamrock shall have a 30 day right to shop such PPV Event (“Shopping Period”) to third parties upon notice from Pro Elite, Pro Elite shall have the right to match any bona fide offer from such third party within 20 days of receiving written notice of the exact terms of such third party offer from Shamrock. If Pro Elite fails to match such offer within such 20 days, Shamrock shall be free to do the applicable PPV Event with such third party provided such applicable PPV Event is held within 90 days after the expiration of the Shopping Period and it does not conflict with a scheduled boxing or mixed martial arts event on Showtime. If Shamrock fails to secure any third party offer acceptable to Shamrock within the Shopping Period, or Pro Elite matches such third party offer, the rights to the applicable PPV Event shall remain with Pro Elite.

/s/ Frank Shamrock	12-12-06
/s/ Gary Shaw	12-13-06